Exhibit 99(a)
NEWS RELEASE
For Immediate Release
For more information:
Michael T. Vea, Chairman, President and CEO — 812-464-9604
Martin M. Zorn, CFO, EVP-Finance and Risk — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
INTEGRA BANK CORPORATION REPORTS 2006 FINANCIAL RESULTS
•	Recent Developments with $17.7 million Non-Performing Lending Relationship Result in Additional Charge-off and Provision for Loan Loss of $16.6 million

•	Net Income For 2006 Is $19.5 million or $1.11 per Diluted Share

•	Improvement in Earning Asset Mix Continues in 2006—Commercial Loan Average Balances Up $108.7 million or 12.3% from 2005

•	Deposit Service Charges Up $3.5 million or 23% from 2005

•	Strong Expense Management Results in 2.2% Reduction in Expenses From 2005
EVANSVILLE, INDIANA — January 22, 2007 — Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported that net income for 2006 was $19.5 million, a decrease of $7.8 million or 28.4% from 2005. Diluted earnings per share were $1.11 for 2006, compared to $1.56 for 2005, a decrease of 28.8%. Returns on assets and equity were 0.72% and 8.50% for 2006, as compared to 0.99% and 12.62% for 2005.
The results for the fourth quarter and year were significantly affected by further actions taken with respect to a single lending relationship that Integra recently classified as non-performing. On January 9, 2007, Integra announced that it had instituted legal actions to collect four loans totaling approximately $18.0 million to a charter airline and its majority owner. Integra also reported that it had classified the lending relationship as non-performing and had also increased its net charge-offs and loan provision for the fourth quarter to $1.5 million.
Since the issuance of the January 9th press release, several other banks filed collection suits against the charter airline and its majority owner. For more information on the other litigation and additional developments, see “Credit Quality” below. In light of these recent developments, and a reassessment of the likelihood of collection, Integra has determined to write off the entire $17.7 million of outstanding principal balance and increase the provision for loan losses for the fourth quarter of 2006 to $18.1 million.
Due to the higher provision for loan losses, fourth quarter 2006 earnings resulted in a net loss of $2.6 million, compared to net income of $6.9 million in the fourth quarter of 2005. Earnings (loss) per diluted share for the current quarter were $(0.15), compared to $0.39 for the prior year quarter. Fourth quarter 2006 results included increases as compared to the prior year quarter in net-interest income of $0.2 million, non-interest income of $1.2 million, and lower income taxes of $6.9 million, offset by increases in the provision for loan losses of $17.6 million and non-interest expense of $0.1 million.
“We are obviously very disappointed with the charge-off we recorded during the quarter,” stated Mike Vea, Chairman, President and CEO. “We view this action as a necessary one-time event resulting from a legacy of credits originated through a broker network by bankers who left Integra years ago. This relationship was originated in 1997 as part of an out-of-market lending strategy implemented by prior management. There are no other loans remaining from that strategy. While the impact to our financial results from this charge-off is significant, we made progress in 2006 in several areas, in particular, our improved asset mix, the success of our High Performance Checking program and the positive results of our continued expense management initiative. Success in those areas will benefit us in 2007 and beyond in terms of generating higher levels of returns.”
Fourth quarter net income decreased $10.8 million from third quarter 2006 results. Fourth quarter 2006 results included an increase in non-interest income of $0.2 million and a decrease in tax expense of $6.6 million, offset by an increase in the provision for loan losses of $17.1 million, a decrease in net-interest income of $0.2 million and an increase in non-interest expense of $0.3 million.
Returns on assets and equity were (0.38)% and (4.26)%, respectively, for the fourth quarter of 2006, compared to 1.00% and 12.38% for the fourth quarter of 2005 and 1.19% and 14.06% for the third quarter of 2006.
Earning Asset Mix Continues to Improve, Driven by Continued Commercial Loan Growth
Commercial loan average balances for the fourth quarter of 2006 grew $109.9 million or 12.0% from the fourth quarter of 2005. Average balances increased $108.7 million or 12.3% for all of 2006 as compared to 2005, and $18.2 million or 7.2% on an annualized basis from the third quarter of 2006.
Commercial growth occurred in each quarter of 2006 and continues to come mainly from commercial real estate loans, whose average balances increased $13.8 million from the third quarter of 2006. The remainder of the growth during the fourth quarter came primarily from commercial and industrial loans originated from lending production offices located in the Cincinnati, Ohio area, which began operations during the second quarter of 2006.
“The success of our commercial real estate and commercial banking teams has been the primary driver of our improved earnings mix and earnings growth,” stated Vea. “These are examples of lines of business we are continuing to shift resources to and invest in. We believe that we have a successful niche in the growth businesses in metropolitan markets and we have the right people running those businesses. Our asset mix continues to improve as we increase higher yielding commercial loan balances with planned declines in lower yielding securities and other loan products. In addition, our community markets can celebrate their continuing success with our High Performance Checking program.”
The average balance of consumer loans decreased $4.5 million or 1.1% from the fourth quarter of 2005, with declines in indirect recreational vehicle and marine loans of $8.9 million exceeding increases in consumer loans originated through banking centers. Residential mortgage loan average balances declined $21.4 million or 5.7% from the fourth quarter of 2005. Indirect consumer loans declined in part to a decision to limit origination of lower yielding indirect marine and recreational vehicle loans during 2006, while reinvesting those funds, along with funds generated from lower residential mortgage and securities balances, in higher yielding commercial loans. Integra decided to stop origination of indirect marine and recreational vehicle loans in December 2006.
The average balance of consumer loans for all of 2006 increased $12.5 million from 2005, of which $9.3 million were direct consumer loans. Residential mortgage loan average balances declined $26.8 million or 6.9% in 2006, as compared to 2005. Consumer and mortgage loans declined $2.3 million and $6.4 million, or 2.2% and 7.0% on an annualized basis from the third quarter of 2006.
Net Interest Margin and Net Interest Income
The net interest margin was 3.41% for the fourth quarter of 2006, compared to 3.39% for the fourth quarter of 2005, while net interest income increased $0.2 million. On a year over year basis, net interest income declined $0.3 million or 0.4%, while the net interest margin declined from 3.44% to 3.43%.
Fourth quarter 2006 net interest income declined $0.2 million from the third quarter of 2006, while the margin was 3.41% for both quarters.
Fourth quarter 2006 results were negatively impacted by the reversal of accrued interest of $0.5 million from the $17.7 million charged-off loans, almost all of which had been recognized during the fourth quarter. The impact to the net interest margin for the fourth quarter of this charge-off approximated 5 basis points.

The net interest margin and net interest income were stable for the fourth quarter and for 2006. This was driven primarily by increases in higher yielding commercial loan average balances and stable balances for non-interest bearing, interest checking and savings deposits. During the first three quarters of 2006, balances migrated from lower costing checking and savings deposits to higher costing money market and certificate of deposit accounts. Consistent with others in the industry, this trend abated during the fourth quarter of 2006. The net balances of non-interest bearing, interest checking and savings deposits declined only $0.3 million during the current quarter, compared to a decline of $30.8 million from the second to the third quarters of 2006.
Non-Interest Income
Fourth quarter 2006 non-interest income was $9.4 million, an increase of $1.2 million, or 14.1%, from the fourth quarter of 2005. The increase was driven primarily by an increase in deposit service charges of $0.6 million, securities gains of $0.6 million, and an increase in debit card interchange income of $0.3 million. Fourth quarter 2005 included a settlement of a bank-owned life insurance death claim of $0.4 million. The securities gains were received when issuers of bonds exercised call options to redeem them at premiums ranging from 103% to 104% of their current outstanding balance.
Non-interest income for 2006 declined $0.1 million from 2005. The prior year included $6.2 million in gains from the sales of three branches and securities losses of $1.5 million. Deposit service charges increased $3.5 million, or 23.0%, from 2005 as the result of continuing success of the High Performance Checking program begun in 2005. This program continues to add new accounts and increase activity. Higher debit card usage by deposit customers also resulted in an increase in debit card fees of $0.9 million, an increase of 35.4%. Trust income increased $0.4 million from 2005, offsetting the loss of merchant fee income of $0.4 million in 2005, which is nonrecurring since that portfolio was sold in 2005.
Fourth quarter 2006 non-interest income was $0.2 million higher than the third quarter of 2006. This increase was driven primarily by securities gains of $0.6 million and an increase in debit card interchange income of $0.1 million, offset by the third quarter 2006 settlement of a bank-owned life insurance claim of $0.4 million, and lower deposit service charges of $0.1 million.
Non-Interest Expense
Fourth quarter 2006 non-interest expense was $18.9 million, a $0.1 million or 0.7% increase from the fourth quarter of 2005. This included lower professional fees of $0.4 million, offset by higher personnel expenses of $0.3 million and higher occupancy costs of $0.2 million.
Strong expense management efforts resulted in a decrease in expense for 2006 of $1.7 million or 2.2% as compared to 2005. Non-interest expense for 2006 included reductions in professional fees of $1.4 million and processing of $0.5 million that resulted from expense management initiatives executed in 2006. These and other reductions were partially offset by increases of $0.4 million in occupancy expense and $0.3 million in low income housing partnership losses. Personnel expense, the largest component of non-interest expense, was in line with 2005, increasing $0.1 million or 0.3%. Personnel expenses remained stable in 2006, despite investments in the commercial loan production team that joined Integra during the second and third quarters of 2006, because of reductions in investments in less profitable lines of business and improved efficiencies in other areas.
Fourth quarter 2006 results, as compared to the third quarter of 2006 were highlighted by reductions in personnel expense of $0.4 million and advertising of $0.1 million, offset by increases in occupancy expense, professional fees and low-income housing losses of $0.2 million each and loan expense of $0.1 million.
Credit Quality
Following Integra’s announcement that it had instituted legal action in Florida to collect the outstanding principal balance of $17.7 million in loans, three other banks filed suits to collect an approximate aggregate principal balance of $62 million in loans made to or guaranteed by the charter airline and its majority owner. Integra’s loans are secured by a pledge of what the bank understands is the majority owner’s preferred stock in the charter airline. In their complaints, these banks also claim to have security interests in the majority owner’s preferred stock of the charter airline. In addition, Florida authorities have commenced an investigation into whether the sale of “Employee Investment Savings Accounts” by the charter airline constituted illegal sales of securities. Integra is cooperating with authorities in their ongoing investigations.

The provision for loan losses was $18.1 million for the quarter ended December 31, 2006 and net charge-offs were $18.3 million. Fourth quarter 2006 charge-offs include the charge-off taken for the $17.7 million non-performing lending relationship and $17.5 million in provision expense related to the charge-off.
The annualized net charge-off ratio was 4.03%. The fourth quarter 2005 provision for loan losses was $0.5 million, while net charge-offs totaled $0.7 million, resulting in an annualized net charge-off ratio of 0.17%.
The provision for loan losses for 2006 was $20.3 million, compared to $5.8 million for 2005. Net charge-offs for 2006 totaled $23.5 million, as compared to $5.2 million for 2005. The net charge-off ratio for all of 2006 was 1.32%, as compared to 0.31% for 2005. The $17.7 million charge-off made up 100 basis points of the 132 basis point total of net charge-offs.
Third quarter 2006 provision was $1.0 million and net charge-offs were $1.0 million. The ratio of non-performing loans to total loans at December 31, 2006 was 0.49% compared to 0.44% at September 30, 2006 and 1.43% at December 31, 2005.
Income Taxes
The effective tax rate for the fourth quarter of 2006 was (62.2)%, while the rate for the year was 11.0%. This compares to an effective rate of 22.4% for all of 2005. The rate for the fourth quarter is primarily a factor of the tax benefit of the taxable net loss before income taxes, coupled with tax credits received during the quarter of $0.6 million, and other positive tax adjustments totaling $0.3 million.
Capital
Integra’s capital ratios all remain strong and within the regulatory requirements for being well capitalized as well as Integra’s internal policy guidelines.
Dividend
On December 20, 2006, Integra announced a $0.17 per share quarterly cash dividend, payable to shareholders of record at the close of business on December 30, 2006, that was paid on January 8, 2007. Integra does not expect the fourth quarter charge-off will change its current dividend policy.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook, on, Tuesday, January 23, 2007, at 8:00 a.m. CST. The telephone number for the conference call is (877) 363-0523. The conference call also will be available by webcast within the Investor Relations section of Integra’s web site, http://www.integrabank.com.
About Integra
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at December 31, 2006, Integra operates 74 banking centers and has 128 Integra ATMs available for its customers at locations in Indiana, Kentucky, Illinois and Ohio. Integra was ranked in the top 40 of Indiana’s largest publicly held companies in Indiana Business Magazine in 2006. Moody’s Investors Service has assigned an investment grade rating of Baa2 for Integra Bank’s long-term deposits. Integra’s Corporate Governance Quotient (CGQ) rating as of January 1, 2007, has it outperforming 95.5% of the companies in the Russell 3000 Index and 96.5% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, http://www.integrabank.com.
Definitive Agreement to Acquire Prairie Financial Corporation
On October 5, 2006, Integra announced that it had entered into a definitive agreement to acquire Prairie Financial Corporation of Bridgeview, Illinois (“Prairie”). Prairie is a privately held, 15-year-old community bank with five offices in the Chicago Metropolitan Statistical Area. Under the terms of the merger agreement, which has been unanimously approved by both companies’ boards of directors, each share of Prairie stock will be converted into the right to receive 5.914 shares of Integra common stock and $65.26 in cash. The merger consideration is subject to reduction if Prairie does not make a Section 338(h) election for tax purposes. Based upon Integra’s closing price on October 4, 2006 of $26.18 per share, the merger consideration is equivalent to $220.09 per share of Prairie common stock or $117.2 million in total.

The transaction is expected to close in early 2007, pending Prairie stockholder approval, regulatory approvals and other customary closing conditions and is expected to be accretive to Integra’s earnings in 2007. Based upon financial data for Integra and Prairie as of September 30, 2006, the combined company will have approximately $3.3 billion in total assets, $2.5 billion in deposits and $2.2 billion in loans. It is expected that Integra’s market capitalization after closing will exceed $500 million.
Additional Information and Where to Find It
Integra Bank Corporation filed on January 17, 2007 a preliminary registration statement on Form S-4, including the preliminary proxy statement/prospectus constituting a part thereof, with the Securities and Exchange Commission containing information about Integra’s proposed merger with Prairie Financial Corporation. Integra will file a final registration statement, including a definitive proxy statement/prospectus constituting a part thereof, and other documents with the Securities and Exchange Commission. Stockholders are urged to read the registration statement and any other relevant materials filed with the Securities and Exchange Commission, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information about Integra, Prairie and the proposed merger. The final proxy statement prospectus will be mailed to stockholders of Prairie. Investors and security holders may obtain a free copy of the final proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Integra may also be obtained free of charge from Integra by requesting them in writing at 21 S.E. Third Street, P.O. Box 868, Evansville, Indiana 47708-0868, or by telephone at (812) 464-9677 or on Integra’s website at www.integrabank.com.
Participants in the Solicitation
Integra, Prairie and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Prairie with respect to the transactions contemplated by the proposed merger. Information regarding Integra’s officers and directors is included in Integra’s proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 17, 2006. A description of the interests of the directors and executive officers of Integra and Prairie in the merger is set forth in the registration statement and the proxy statement/prospectus filed with the Securities and Exchange Commission.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include risks relating to changes in interest rates; risks of default on and concentration of loans within our portfolio; the possible insufficiency of our allowance for loan losses, regional economic conditions; competition; governmental regulation and supervision; failure or circumvention of our internal controls; reliance on Integra Bank to fund dividends to our shareholders; disruption of business or dilution of shareholder value as a result of mergers or acquisitions; our ability to retain key personnel; failure or disruption of our information systems; technological change; and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Summary Operating Results Data
Here is a summary of Integra’s fourth quarter 2006 operating results:
Diluted net income (loss) per share of $(0.15) for fourth quarter and $1.11 for the year ended December 31, 2006
•	Compared with $0.37, $0.42 and $0.46 for the first, second and third quarters of 2006

•	Compared with $0.39 for fourth quarter 2005

•	Compared with $1.56 for the year 2005
Return on assets of (0.38)% for fourth quarter and 0.72% for year 2006
•	Compared with 1.19% for third quarter 2006

•	Compared with 1.00% for fourth quarter 2005

•	Compared with 0.99% for year 2005
Return on equity of (4.26)% for fourth quarter and 8.50% for year 2006
•	Compared with 14.06% for third quarter 2006

•	Compared with 12.38% for fourth quarter 2005

•	Compared with 12.62% for year 2005
Net interest margin of 3.41% for fourth quarter and 3.43% for year 2006
•	Compared with 3.41% for third quarter 2006

•	Compared with 3.39% for fourth quarter 2005

•	Compared with 3.44% for year 2005
Allowance for loan losses of $21.2 million or 1.18% of loans at December 31, 2006
•	Compared with $21.4 million or 1.19% at September 30, 2006

•	Compared with $24.4 million or 1.39% at December 31, 2005

•	Equaled 239.0% of non-performing loans at December 31, 2006, compared with 271.0% at September 30, 2006 and 97.4% at December 31, 2005
Non-performing loans of $8.9 million or 0.49% of loans at December 31, 2006
•	Compared with $7.9 million or 0.44% of loans at September 30, 2006

•	Compared with $25.1 million or 1.43% at December 31, 2005
Annualized net charge-off rate of 4.03% for fourth quarter and 1.32% for year 2006
•	Compared with 0.13% for third quarter 2006

•	Compared with 0.17% for fourth quarter 2005

•	Compared with 0.31% for full year 2005

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2006	2005

ASSETS
Cash and due from banks	$65,400	$62,643
Federal funds sold and other short-term investments	3,998	112
Loans held for sale (at lower of cost or market value)	1,764	522
Securities available for sale	614,718	681,030
Regulatory stock	24,410	33,102
Loans:
Commercial loans	1,018,930	951,518
Consumer loans	421,957	427,479
Mortgage loans	350,089	371,195
Less: Allowance for loan losses	(21,155)	(24,392)

Net loans	1,769,821	1,725,800
Premises and equipment	46,157	50,106
Goodwill	44,491	44,491
Other intangible assets	6,832	7,765
Other assets	106,888	102,571

TOTAL ASSETS	$2,684,479	$2,708,142

LIABILITIES
Deposits:
Non-interest-bearing demand	$252,851	$263,095
Savings & interest checking	497,548	514,627
Money market	296,732	246,256
Certificates of deposit and other time deposits	906,721	784,525

Total deposits	1,953,852	1,808,503
Short-term borrowings	217,518	201,663
Long-term borrowings	254,521	454,787
Other liabilities	23,114	23,091

TOTAL LIABILITIES	2,449,005	2,488,044

SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	17,794	17,465
Additional paid-in capital	135,054	127,980
Retained earnings	88,355	80,622
Accumulated other comprehensive income (loss)	(5,729)	(5,969)

TOTAL SHAREHOLDERS’ EQUITY	235,474	220,098

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,684,479	$2,708,142

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2006	2005

INTEREST INCOME
Interest and fees on loans and leases	$32,860	$32,836	$31,077	$28,731	$28,119
Interest and dividends on securities	7,521	7,817	7,861	7,738	7,970
Dividends on regulatory stock	328	298	447	406	385
Interest on loans held for sale	31	44	34	31	36
Interest on federal funds sold and other investments	62	40	23	208	56

Total interest income	40,802	41,035	39,442	37,114	36,566

INTEREST EXPENSE
Interest on deposits	15,138	14,901	13,329	11,053	10,014
Interest on short-term borrowings	2,147	2,418	2,249	1,760	1,834
Interest on long-term borrowings	2,889	2,899	3,121	4,183	4,282

Total interest expense	20,174	20,218	18,699	16,996	16,130

NET INTEREST INCOME	20,628	20,817	20,743	20,118	20,436
Provision for loan losses	18,091	950	859	394	515

Net interest income after provision for loan losses	2,537	19,867	19,884	19,724	19,921

NON-INTEREST INCOME

Service charges on deposit accounts	4,842	4,946	5,036	4,055	4,226
Trust income	595	576	558	632	509
Other service charges and fees	1,893	1,785	1,866	1,912	1,642
Securities gains (losses)	589	(13)	1	—	(4)
Gain (Loss) on sale of other assets	6	(39)	35	91	61
Other	1,518	1,951	1,621	1,371	1,844

Total non-interest income	9,443	9,206	9,117	8,061	8,278

NON-INTEREST EXPENSE

Salaries	7,296	7,225	7,189	7,256	7,174
Commissions and incentives	428	1,053	918	933	608
Other benefits	1,840	1,725	1,853	2,274	1,457
Occupancy	2,143	1,971	2,071	1,997	1,944
Equipment	813	898	856	845	821
Low income housing expense	714	555	629	628	552
Other	5,626	5,172	5,744	5,225	6,173

Total non-interest expense	18,860	18,599	19,260	19,158	18,729

Income before income taxes	(6,880)	10,474	9,741	8,627	9,470
Income taxes expense	(4,280)	2,274	2,351	2,070	2,616

NET INCOME (LOSS)	$(2,600)	$8,200	$7,390	$6,557	$6,854

Earnings per share:
Basic	$(0.15)	$0.47	$0.42	$0.38	$0.39
Diluted	(0.15)	0.46	0.42	0.37	0.39

Weighted average shares outstanding:
Basic	17,697	17,589	17,466	17,434	17,418
Diluted	17,864	17,752	17,562	17,521	17,480

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

INTEREST INCOME
Interest and fees on loans and leases	$32,860	$28,119	$125,504	$104,226
Interest and dividends on securities	7,521	7,970	30,937	33,946
Dividends on regulatory stock	328	385	1,479	1,528
Interest on loans held for sale	31	36	140	355
Interest on federal funds sold and other investments	62	56	333	124

Total interest income	40,802	36,566	158,393	140,179

INTEREST EXPENSE
Interest on deposits	15,138	10,014	54,421	35,024
Interest on short-term borrowings	2,147	1,834	8,574	5,877
Interest on long-term borrowings	2,889	4,282	13,092	16,657

Total interest expense	20,174	16,130	76,087	57,558

NET INTEREST INCOME	20,628	20,436	82,306	82,621
Provision for loan losses	18,091	515	20,294	5,764

Net interest income after provision for loan losses	2,537	19,921	62,012	76,857

NON-INTEREST INCOME

Service charges on deposit accounts	4,842	4,226	18,879	15,355
Trust income	595	509	2,361	1,979
Other service charges and fees	1,893	1,642	7,456	7,142
Securities gains (losses)	589	(4)	577	(1,532)
Gain on sale of other assets	6	61	93	6,786
Other	1,518	1,844	6,461	6,148

Total non-interest income	9,443	8,278	35,827	35,878

NON-INTEREST EXPENSE

Salaries	7,296	7,174	28,966	29,541
Commissions and incentives	428	608	3,332	3,760
Other benefits	1,840	1,457	7,692	6,569
Occupancy	2,143	1,944	8,182	7,830
Equipment	813	821	3,412	3,584
Low income housing expenses	714	552	2,526	2,210
Other	5,626	6,173	21,767	24,063

Total non-interest expense	18,860	18,729	75,877	77,557

Income before income taxes	(6,880)	9,470	21,962	35,178
Income taxes expense	(4,280)	2,616	2,415	7,879

NET INCOME (LOSS)	$(2,600)	$6,854	$19,547	$27,299

Earnings per share:
Basic	$(0.15)	$0.39	$1.11	$1.57
Diluted	(0.15)	0.39	1.11	1.56

Weighted average shares outstanding:
Basic	17,697	17,418	17,546	17,382
Diluted	17,864	17,480	17,658	17,468

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2006	2005
EARNINGS DATA
Net Interest Income (tax-equivalent)	$21,286	$21,490	$21,413	$20,782	$21,121
Net Income (Loss)	(2,600)	8,200	7,390	6,557	6,854
Basic Earnings Per Share	(0.15)	0.47	0.42	0.38	0.39
Diluted Earnings Per Share	(0.15)	0.46	0.42	0.37	0.39
Dividends Declared	0.17	0.17	0.17	0.16	0.16
Book Value	13.23	13.48	12.74	12.73	12.60
Tangible Book Value	10.35	10.57	9.79	9.76	9.61

PERFORMANCE RATIOS
Return on Assets	(0.38)%	1.19%	1.09%	0.98%	1.00%
Return on Equity	(4.26)	14.06	13.24	11.96	12.38
Net Interest Margin (tax-equivalent)	3.41	3.41	3.42	3.34	3.39
Tier 1 Capital to Risk Assets	10.80	11.23	10.49	10.73	11.21
Capital to Risk Assets	12.51	12.95	12.20	12.60	13.15
Tangible Equity to Tangible Assets	6.99	7.04	6.38	6.45	6.32
Efficiency Ratio	61.80	59.81	62.32	65.61	62.90

AT PERIOD END
Assets	$2,684,479	$2,711,306	$2,743,508	$2,699,206	$2,708,142
Interest-Earning Assets	2,435,866	2,465,926	2,479,520	2,451,997	2,464,958
Commercial Loans	1,018,930	1,013,833	1,001,252	956,413	951,518
Consumer Loans	421,957	424,468	426,202	421,575	427,479
Mortgage Loans	350,089	360,714	365,321	368,499	371,195
Total Loans	1,790,976	1,799,015	1,792,775	1,746,487	1,750,192
Deposits	1,953,852	1,991,865	2,045,351	1,955,927	1,808,503
Valuable Core Deposits (1)	1,047,131	1,031,071	1,081,825	1,050,580	1,023,978
Interest-Bearing Liabilities	2,173,040	2,199,431	2,235,107	2,190,294	2,201,858
Shareholders’ Equity	235,474	238,708	223,473	222,689	220,098
Unrealized Gains (Losses) on Market Securities (FASB 115)	(4,879)	(5,747)	(11,917)	(7,680)	(5,969)

AVERAGE BALANCES
Assets	$2,707,539	$2,724,641	$2,725,810	$2,718,293	$2,726,591
Interest-Earning Assets (2)	2,469,010	2,487,752	2,485,345	2,480,070	2,470,223
Commercial Loans	1,028,889	1,010,665	983,921	957,459	918,968
Consumer Loans	423,325	425,651	423,646	423,194	427,857
Mortgage Loans	355,412	361,837	366,965	369,912	376,782
Total Loans	1,807,626	1,798,153	1,774,532	1,750,565	1,723,607
Deposits	2,016,184	2,025,797	2,011,242	1,877,908	1,851,145
Valuable Core Deposits (1)	1,040,335	1,036,043	1,047,196	1,021,591	1,015,342
Interest-Bearing Liabilities	2,187,665	2,219,894	2,216,384	2,218,339	2,222,681
Shareholders’ Equity	242,248	231,330	223,905	222,354	219,574
Basic Shares	17,697	17,589	17,466	17,434	17,418
Diluted Shares	17,864	17,752	17,562	17,521	17,480

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2006	2005
ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans (3)	$8,625	$7,844	$7,511	$21,997	$25,013
Loans 90+ Days Past Due	228	54	120	159	40

Non-Performing Loans (3)	8,853	7,898	7,631	22,156	25,053
Other Real Estate Owned	936	779	719	458	440

Non-Performing Assets	$9,789	$8,677	$8,350	$22,614	$25,493

Allowance for Loan Losses:
Beginning Balance	$21,403	$21,043	$23,234	$24,392	$24,613
Provision for Loan Losses	18,091	950	859	394	515
Recoveries	463	343	629	374	379
Loans Charged Off	(18,802)	(933)	(3,679)	(1,926)	(1,115)

Ending Balance	$21,155	$21,403	$21,043	$23,234	$24,392

Ratios:
Allowance for Loan Losses to Loans	1.18%	1.19%	1.17%	1.33%	1.39%
Allowance for Loan Losses to Average Loans	1.17	1.19	1.19	1.33	1.42
Allowance to Non-performing Loans (3)	238.96	270.99	275.76	104.87	97.36
Non-performing Loans to Loans (3)	0.49	0.44	0.43	1.27	1.43
Non-performing Assets to Loans and Other Real Estate Owned (3)	0.55	0.48	0.47	1.29	1.46
Net Charge-Off Ratio	4.03	0.13	0.69	0.36	0.17

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	7.18%	7.21%	6.98%	6.60%	6.45%
Securities	5.17	5.13	5.02	4.94	4.87
Regulatory Stock	5.05	4.40	5.71	4.90	4.66
Other Earning Assets	5.68	6.58	4.86	4.59	5.02

Total Earning Assets	6.64	6.63	6.43	6.11	5.97

Cost of Funds
Interest Bearing Deposits	3.41	3.34	3.06	2.75	2.49
Other Interest Bearing Liabilities	4.64	4.66	4.54	4.02	3.81
Total Interest Bearing Liabilities	3.65	3.60	3.37	3.10	2.87

Total Interest Expense to Earning Assets	3.23	3.22	3.01	2.77	2.58

Net Interest Margin	3.41%	3.41%	3.42%	3.34%	3.39%

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.